Exhibit 21

SUBSIDIARIES

The subsidiaries of the Company as of October 26, 2001 are as follows:

Name of Subsidiary	Jurisdiction of Incorporation
Advanced Input Devices Co. Memtron Technologies Co.	Delaware Delaware
Armtec Defense Products Co.	Delaware
Auxitrol Technologies S.A. Auxitrol S.A. Auxitrol International S.A. Auxitrol Co. Fluid Regulators Corporation Muirhead Aerospace Limited	France France France Delaware Ohio England
Equipment Sales Co.	Connecticut
Esterline Technologies (Hong Kong) Limited	Hong Kong
Excellon Automation Co. Excellon Europa GmbH Excellon U.K. Amtech Automated Manufacturing Technology, Inc. Excellon Japan Co.	California Germany California Utah Japan
Hytek Finishes Co.	Delaware
Kirkhill Rubber Co. TA Mfg. Co.	California California
Korry Electronics Co. Mason Electric Co.	Delaware Delaware
W. A. Whitney Co.	Illinois

The above list excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 26, 2001.